Exhibit 99

Media	Investors
Teri Schrettenbrunner	Jim Rowe
(515) 213-4032	(415) 396-8216

Wells Fargo Senior EVP Oman to Retire by Year-End ‘11

SAN FRANCISCO, May 6, 2011 –Wells Fargo & Company (WFC:NYSE) announced today the planned retirement of Mark Oman, senior executive vice president and head of Wells Fargo’s Home and Consumer Finance Group. Oman, who will retire before the end of the year, previously announced his intention to retire in August 2008.

“After our merger with Wachovia was announced in October 2008, I asked Mark to delay his retirement,” said John Stumpf, chairman, president and CEO. “We needed Mark’s expertise to help guide us through the integration of our mortgage businesses and to provide executive oversight for our newly acquired Wachovia Pick-A-Payment portfolio.

“Now that the combined mortgage businesses are completely integrated and achieving record levels of market share, and the Pick-A Payment loan portfolio is outperforming expectations, Mark will be able to enjoy the retirement he has planned for so long and he so well deserves,” said Stumpf.

Oman joined Wells Fargo in 1979 and has held a number of senior management positions in Wells Fargo’s consumer lending businesses. He is widely recognized as the visionary leader who helped grow Wells Fargo’s home mortgage business into the largest originator of home mortgages in the nation and the second-largest servicer of mortgages.

“When I joined Wells Fargo more than 30 years ago, I never imagined all of the wonderful people I would have the opportunity to work with, the accomplishments we would achieve together and the millions of customers we would help achieve financial success and the dream of homeownership,” said Oman.

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“Our team, and Wells Fargo overall, is blessed with some of the most extraordinary leaders in the financial services industry,” Oman continued. “With today’s announcement of my retirement by the end of the year, I will have the opportunity to work with John and the rest of Wells Fargo’s leadership team to ensure a smooth and seamless transition of my responsibilities.”

“Wells Fargo has a deep and talented pool of senior leaders,” added Stumpf, “and we expect to name Mark’s successor well in advance of his retirement.”

About Wells Fargo

Wells Fargo & Company (NYSE: WFC) is a nationwide, diversified, community-based financial services company with $1.2 trillion in assets. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, insurance, investments, mortgage, and consumer and commercial finance through more than 9,000 stores, 12,000 ATMs, the Internet (wellsfargo.com and wachovia.com), and other distribution channels across North America and internationally. With approximately 280,000 team members, Wells Fargo serves one in three households in America. Wells Fargo & Company was ranked No. 23 on Fortune’s 2011 rankings of America’s largest corporations. Wells Fargo’s vision is to satisfy all our customers’ financial needs and help them succeed financially.

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